Execution Version

PRINCIPAL UNDERWRITING AGREEMENT

THIS PRINCIPAL UNDERWRITING AGREEMENT (this “Agreement”), by and between Delaware Life Insurance Company of New York (“Insurance Company”), a New York domiciled life insurance company, and 1851 Securities, Inc. (“1851”), a Delaware corporation, shall be effective as of July 1, 2023 (“Effective Date”).

WITNESSETH

WHEREAS, Insurance Company has issued and offers for sale certain variable annuity contracts and variable life policies identified on Schedule 1 to this Agreement, as modified from time to time (the “Plans”), that have been registered pursuant to registration statements filed with the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (“1933 Act”) and funded through separate accounts (the “Separate Accounts”) registered as unit investment trusts under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, Clarendon Insurance Agency, Inc. (“Clarendon”) is registered as a broker-dealer with the SEC under the Securities Exchange Act of 1934, as amended (the “1934 Act”), and is a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”); and

WHEREAS, Clarendon has acted as principal underwriter for the offering of the Plans, and together with Insurance Company has entered into selling agreements with certain third-party broker-dealer selling firms with respect to the sale of the Plans and the servicing of the Plans for which the third-party broker-dealer is designated as the broker-of-record; and

WHEREAS, 1851 is registered as a broker-dealer with the SEC under the 1934 Act, and is a member of FINRA; and

WHEREAS, Insurance Company desires to engage 1851 to replace Clarendon as the principal underwriter for the Plans, and 1851 agrees to serve as the principal underwriter for the Plans and perform certain services with respect to the books and records to be maintained in connection with the sale of the Plans and certain administrative and other functions with respect to the Plans as set forth herein; and

WHEREAS, Insurance Company plans to merge with and into Nassau Life Insurance Company (“NNY”), with NNY as the surviving company; and

WHEREAS, it is intended that this Agreement survive such merger and remain in place with respect to the variable insurance products issued by Insurance Company from time to time, as identified on Schedule 1 to this Agreement.

NOW THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged by all parties, the parties hereto agree as follows:

I.         The Plans

A.	Appointment

Insurance Company hereby appoints 1851, and 1851 hereby accepts the appointment, as principal underwriter of the Plans with respect to all sales of and securities transactions in the Plans occurring on or after the Effective Date.

B.	Type of plans

The Plans to which this Agreement applies are the variable insurance products issued by Insurance Company from time to time, as identified on Schedule 1 to this Agreement.

C.	Suspension/Restriction

Insurance Company may, at its sole discretion, suspend or restrict in any manner the sale or method of distribution of all or any of the Plans, including sales by all or any individuals licensed to sell Insurance Company’s products. If any suspension or restriction is required by any regulatory authority having appropriate jurisdiction, written notice shall be given to 1851 immediately upon receipt by Insurance Company of notice of such required suspension or restriction.

II.         Distribution of the Plans

A.	Distribution Agreements

As the principal underwriter, 1851 will replace Clarendon as party to certain distribution agreements with financial intermediaries. All distribution agreements shall be subject to approval by Insurance Company. Insurance Company, on behalf of 1851 as the principal underwriter, shall retain copies of all executed distribution agreements and all correspondence, memoranda and other documents relating to the distribution agreements.

B.	Appointment and Termination of Representatives

(1)

The distribution agreements shall provide for the appointment, as insurance agent and/or registered representative of third-party selling firm, by Insurance Company of the financial intermediaries and their individual representatives. Insurance Company reserves the right to terminate any and all such appointments.

(2)

All appointments and dismissals of individuals as representatives of Insurance Company shall be subject to all applicable laws, rules and regulations and to such written instructions and rules as Insurance Company may establish from time to time.

C.	Payment of Commissions to Representatives

Unless otherwise agreed, all commission payments required to be made pursuant to the distribution agreements shall be made by Insurance Company, on behalf of 1851 as principal underwriter, directly to the parties entitled thereto, subject to all applicable state insurance laws and regulations and all applicable federal and/or state securities laws and FINRA rules.

D.	Sales Material and Other Documents

(1)	1851’s Responsibilities

1851 shall be responsible for the approval of all sales and advertising material for the Plans with FINRA, when applicable.

(2)	Insurance Company’s Responsibilities

Insurance Company shall make available to 1851, as necessary, Plan prospectuses, applications and sales and advertising material. Insurance Company shall be responsible for the approval of sales and advertising material if required by state and other local insurance regulatory authorities. Insurance Company shall comply with New York Insurance Laws and Regulations applicable to such sales and advertising material. It is understood and acknowledged that Insurance Company, in its capacity and at its own expense as the insurance company developing, issuing and administering the subject Plans, performs on its own or through its affiliates various general corporate support activities and functions in furtherance of its business, including, by way of example and not of limitation, accounting, systems, human resources, facilities management, legal, and compliance, some of which may, from time to time, be in furtherance of the principal underwriter, and related wholesaling, function contemplated by this Agreement.

(3)	Insurance Company’s Right to Approve

Insurance Company shall have the right to review and approve or disapprove all sales and advertising material to be used for the Plans. Each party reserves the right to require modification of any such material to comply with applicable laws, rules, and regulations and agrees to provide timely responses regarding material submitted to it by the other party.

III.       Compliance and Supervision

1851 shall, at all times, when performing its functions under this Agreement, be registered as a securities broker-dealer with the SEC and FINRA and be licensed or registered as a securities broker-dealer in any jurisdiction where the performance of the duties contemplated by this Agreement would require such licensing or registration. 1851 represents and warrants that it shall otherwise comply with provisions of federal and state law in performing its duties hereunder.

1851 shall, upon request, sponsor the FINRA registrations of certain of the Insurance Company’s employees and officers, who are trained and qualified persons, to market the Plans and/or engage in other related services in conformance with applicable state and federal laws. 1851 reserves the right to decline to sponsor the FINRA registration of any such employee or officer who, upon review of various background checks and in the reasonable estimation of 1851, is inappropriate for such registration. 1851 shall maintain FINRA registrations of employees and officers it sponsors in accordance with FINRA rules until notified of termination of employment by Insurance Company. Insurance Company shall ensure that its employees and officers are appropriately licensed, contracted, and appointed under applicable state insurance laws to market the Plans. 1851 agrees to supervise the securities activities of those persons whose FINRA registrations it sponsors. 1851 is not responsible for fees in connection with the licensing or appointment of registered representatives as insurance agents of Insurance Company, except as may be provided below regarding certain expense reimbursements contemplated by Article IV of this Agreement.

IV. Charges and Payment

Insurance Company agrees to reimburse, or agrees to cause an affiliate to reimburse, 1851 for its allocable share of the expenses incurred by 1851 in connection with its provision of services under this Agreement and the distribution of the Plans at cost. The methods for allocating expenses to 1851 shall be determined in accordance with the requirements prescribed in applicable insurance laws and regulations including New York Insurance Regulation No. 33. 1851 shall deliver a monthly report of expenses within 30 days of month end, and Insurance Company shall make payment within 15 days of receipt.

V.         Books and Records

A.	Recordkeeping

1851 shall maintain and preserve, or cause to be maintained and preserved, such accounts, books, and other documents as are required of it with respect to the services provided under this Agreement, the 1934 Act, and any other applicable laws and regulations, including, without limitation and to the extent applicable, Rule 17a-3 and 17a-4 under the 1934 Act. The books, accounts, and records of 1851 as to services provided hereunder, shall be maintained so as to disclose clearly and accurately the nature and details of the transactions.

Insurance Company agrees that certain of the books and records required herein, including but not limited to, the advertising files related to the Plans, confirmation and account statements as may be required pursuant to Rule 10b-10 under the 1934 Act, travel and gifts log, will be created and maintained by Insurance Company on behalf of 1851. In addition, Insurance Company shall maintain, as agent for 1851, such books and records of 1851 pertaining to the distribution and servicing of the Plans as required by the 1934 Act as may be mutually agreed upon by them, including but not limited to maintaining a record of selling firms and of the payment of any commissions and other payments or service fees to third-party selling firms. Insurance Company, as agent for 1851, shall maintain and preserve certain additional accounts, books and other records as are required of 1851 by the 1934 Act. Insurance Company shall maintain all such books and records and hold such books and records on behalf of and as agent for 1851 whose property they are and shall remain, and acknowledges that such books and records are at all times subject to inspection by the SEC in accordance with Section 17(a) of the 1934 Act, FINRA, and all other regulatory bodies having jurisdiction.

All books and records shall be maintained by Insurance Company in accordance with applicable insurance laws and regulations, including New York Insurance Regulation No. 152.

B.	Audit Rights

1851 and Insurance Company agree that all records relating to services provided hereunder shall be subject to reasonable periodic, special, or other audit or examination by the SEC, FINRA, or any state insurance commissioner or any other regulatory body having jurisdiction. 1851 and Insurance Company agree to cooperate fully in any securities or insurance regulatory or judicial investigation, inspection, inquiry, or proceeding arising in connection with the services provided under this Agreement, or with respect to 1851 or Insurance Company or their affiliates, to the extent related to the distribution of the Plans. 1851 and Insurance Company will notify each other promptly of any customer complaint or notice of regulatory or judicial proceeding, and, in the case of a customer complaint, will cooperate in arriving at a mutually satisfactory resolution thereof.

VI.         Other Provisions

A.	Approval of Practices and Procedures

Insurance Company shall have the right to review and suggest revisions to the standards, practices and procedures utilized by 1851 in fulfilling its obligations under this Agreement. Insurance Company reserves the right, from time to time, to prescribe reasonable rules and regulations respecting the conduct of the business covered hereby, as relates to the Plans.

B.	Policyholder Communications

In providing services under this Agreement, 1851 agrees that any and all personal contact or communication, both oral and written, with Insurance Company’s policyholders, insureds, beneficiaries and applicants will be done in the name of and on behalf of Insurance Company. 1851 agrees to use Insurance Company’s letterhead for all such written communications. 1851 further agrees that if any of its employees who have direct contact with Insurance Company’s policyholders, insureds, beneficiaries or applicants perform such services from a location outside the State of New York, 1851 will establish and maintain a toll-free telephone number for use by Insurance Company’s policyholders, insureds, beneficiaries and applicants.

C.	Limitations and Authority

1851 shall have authority only as expressly granted in this Agreement. Insurance Company will reasonably monitor the services provided by 1851 annually for quality assurance.

No party to this Agreement shall enter into any proceeding in a court of law or before a regulatory agency in the name of any other party, without the express written consent of that party. If any legal or administrative proceedings are commenced against any party arising out of the obligations, duties or services performed under this Agreement by any third party or any federal, state or other governmental or regulatory authority, that party, as the case may be, shall immediately notify the other parties of this fact.

D.	Waiver

Failure of any party to insist upon strict compliance with any of the conditions or provisions of this Agreement shall not be construed as a waiver of any of such conditions or provision; and this Agreement shall remain in full force and effect. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provisions, whether or not similar, nor shah any waiver constitute a continuing waiver.

E.	Registration

Insurance Company agrees to use its best efforts to effect and maintain the registration of the Plans under the 1933 Act and the Separate Accounts under the 1940 Act, and to qualify the Plans under applicable state securities and insurance laws, and to qualify the Plans as annuities/life insurance under the Internal Revenue Code. Insurance Company will pay or cause to be paid expenses of the registration and maintenance of the Plans under the 1933 Act and of the Separate Accounts under the 1940 Act, and to qualify the Plans under the state securities and insurance laws.

F.	Anti-Money Laundering

The parties shall reasonably comply with applicable anti-money laundering laws, rules, and government guidance, including the reporting, record-keeping and compliance requirements of the Bank Secrecy Act, as amended by the USA PATRIOT Act, its implementing regulations, and related SEC rules, including without limitation, Customer Identification Program (“CIP”) rules. Further, the parties shall comply with the economic sanctions programs administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”). To the extent required by applicable law, the parties will promptly notify one another whenever suspicious activity or OFAC matches are detected.

G.	Indemnity

The parties agree to indemnify each other against any and all damages, expenses, costs and fees (including attorneys’ fees) directly arising out of or related to any services provided hereunder to the extent caused by the other party’s gross negligence or willful misconduct.

H.	Binding Effect; Entire Agreement

This Agreement shall be binding on and shall inure to the benefit of the parties to it and their respective successors and assigns. This Agreement constitutes the sole and entire understanding of the parties with respect to the services to be provided with respect to the Plans and supersedes all prior oral or written agreements between or among the parties with respect to the services contemplated by this Agreement.

I.	Notices

All notices, requests, demands and other communication under this Agreement shall be in writing, and shall be deemed to have been given on the date of service if served personally on the party to whom notice is to be given, or as of the date of mailing, if sent by First Class Mail, Registered or Certified, postage prepaid and promptly addressed as follows:

TO INSURANCE COMPANY:

Delaware Life Insurance Company of New York

Tower 49, 12 East 49th Street

New York, NY 10017

Attention: Secretary

TO 1851:

1851 Securities, Inc.

One American Row

Hartford, CT 06102

Attention: President

J.	Arbitration

Any controversy arising out of or in connection with this Agreement shall be settled in arbitration by a single arbitrator in New York City in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect, and any determination rendered thereon shall be enforceable in any court of competent jurisdiction. Without giving effect to this Section J, any such arbitration and this Section J shall be governed by Title 9 of the U.S. Code (Arbitration).

K.	Governing Law

This Agreement shall be governed by a construed in accordance with the laws of the State of New York.

L.	Compliance

All parties agree to observe and comply with all applicable federal, state and local laws, rules and regulations in the performance of this Agreement.

M.	Customer Information

1851 shall implement and maintain appropriate measures designed to safeguard Insurance Company’s customer information in compliance with SEC Regulation S-P, and also to meet the objectives of New York Insurance Department Regulation No. 173, with respect to safeguarding Insurance Company’s customer information and customer information systems. 1851 shall adjust its information security program at the request of Insurance Company for any relevant changes dictated by Insurance Company’s assessment of risk around its customer information and customer information systems. Confirming evidence that 1851 has satisfied its obligations under this agreement shall be made available, during normal business hours, for inspection by Insurance Company, anyone authorized by Insurance Company, and any governmental agency that has regulatory authority over Insurance Company’s business activities.

All other terms of the Agreement shall remain in full force and effect.

N.	Termination

This Agreement may be terminated by either party upon sixty (60) days prior written notice to the other party, or immediately upon mutual consent of the parties.

O.	Continuity of Services

If Insurance Company is subject to supervision, seizure, conservatorship or receivership, 1851 will continue to maintain any systems, programs or other infrastructure, notwithstanding such supervision, seizure, conservatorship or receivership of the Insurance Company, and will make them available to the receiver or superintendent as ordered or directed by the receiver or superintendent for so long as 1851 continues to receive timely payment for post-receivership services rendered, and unless released by the receiver, superintendent or supervising court.

[signature page follows]

IN WITNESS WHEREOF, each of the undersigned parties has executed this Agreement, by its duly authorized officers, to be effective on the Effective Date set forth above.

DELAWARE LIFE INSURANCE COMPANY OF NEW YORK

[Name, Title]

[Name, Title] 1851 SECURITIES, INC.
By:
Name:
Title:

By:
Name:
Title:

SCHEDULE 1

Contracts/Policies

Annuity or Life	Product Name	Separate Account Name	1940 Act File Number	Indicate if New Sales Have Ceased

Annuity	Compass 1 NY	Delaware Life NY Variable Account A	811-04184	New sales have ceased but owners of outstanding contracts may continue to make additional purchase payments

Annuity	Compass 2 NY	Delaware Life NY Variable Account B	811-04183	New sales have ceased but owners of outstanding contracts may continue to make additional purchase payments

Annuity	Compass 3 NY	Delaware Life NY Variable Account B	811-04183	New sales have ceased but owners of outstanding contracts may continue to make additional purchase payments

Annuity	Regatta NY	Delaware Life NY Variable Account C	811-04440	New sales have ceased and no additional purchase payments are permitted

Annuity	Regatta Gold-NY	Delaware Life NY Variable Account C	811-04440	New sales have ceased but owners of outstanding contracts may continue to make additional purchase payments

Annuity	Futurity-NY	Delaware Life NY Variable Account C	811-04440	New sales have ceased but owners of outstanding contracts may continue to make additional purchase payments

Annuity	Futurity Accolade-NY	Delaware Life NY Variable Account C	811-04440	New sales have ceased but owners of outstanding contracts may continue to make additional purchase payments

Annuity	Regatta Extra-NY	Delaware Life NY Variable Account C	811-04440	New sales have ceased but owners of outstanding contracts may continue to make additional purchase payments

Annuity	Masters Access-NY	Delaware Life NY Variable Account C	811-04440	New sales have ceased but owners of outstanding contracts may continue to make additional purchase payments

Annuity	Columbia All-Star Freedom-NY	Delaware Life NY Variable Account C	811-04440	New sales have ceased but owners of outstanding contracts may continue to make additional purchase payments

Annuity	Masters Flex-NY	Delaware Life NY Variable Account C	811-04440	New sales have ceased but owners of outstanding contracts may continue to make additional purchase payments

Annuity	Columbia All-Star-NY	Delaware Life NY Variable Account C	811-04440	New sales have ceased but owners of outstanding contracts may continue to make additional purchase payments

Annuity	Masters Extra-NY	Delaware Life NY Variable Account C	811-04440	New sales have ceased but owners of outstanding contracts may continue to make additional purchase payments

Annuity	Columbia All-Star Extra-NY	Delaware Life NY Variable Account C	811-04440	New sales have ceased but owners of outstanding contracts may continue to make additional purchase payments

Annuity	Masters Choice-NY	Delaware Life NY Variable Account C	811-04440	New sales have ceased but owners of outstanding contracts may continue to make additional purchase payments

Annuity	Masters Reward-NY	Delaware Life NY Variable Account C	811-04440	New sales have ceased but owners of outstanding contracts may continue to make additional purchase payments

Annuity	Masters Select-NY	Delaware Life NY Variable Account C	811-04440	New sales have ceased but owners of outstanding contracts may continue to make additional purchase payments

Annuity	Masters Choice II-NY	Delaware Life NY Variable Account C	811-04440	New sales have ceased but owners of outstanding contracts may continue to make additional purchase payments

Annuity	Masters Extra II-NY	Delaware Life NY Variable Account C	811-04440	New sales have ceased but owners of outstanding contracts may continue to make additional purchase payments

Annuity	Masters Flex II-NY	Delaware Life NY Variable Account C	811-04440	New sales have ceased but owners of outstanding contracts may continue to make additional purchase payments

Annuity	Masters I Share-NY	Delaware Life NY Variable Account C	811-04440	New sales have ceased but owners of outstanding contracts may continue to make additional purchase payments

Annuity	New York Keyport Advisor	KBL Variable Account A	811-08635	New sales have ceased but owners of outstanding contracts may continue to make additional purchase payments

Annuity	New York Keyport Advisor Vista	KBL Variable Account A	811-08635	New sales have ceased but owners of outstanding contracts may continue to make additional purchase payments

Annuity	New York Keyport Vista	KBL Variable Account A	811-08635	New sales have ceased but owners of outstanding contracts may continue to make additional purchase payments

Annuity	New York Keyport Charter	KBL Variable Account A	811-08635	New sales have ceased but owners of outstanding contracts may continue to make additional purchase payments

Annuity	New York Keyport Advisor Charter	KBL Variable Account A	811-08635	New sales have ceased but owners of outstanding contracts may continue to make additional purchase payments

Annuity	New York Keyport Optima	KBL Variable Account A	811-08635	New sales have ceased but owners of outstanding contracts may continue to make additional purchase payments

Annuity	New York Keyport Advisor Optima	KBL Variable Account A	811-08635	New sales have ceased but owners of outstanding contracts may continue to make additional purchase payments

Annuity	New York Keyport Latitude	KBL Variable Account A	811-08635	New sales have ceased but owners of outstanding contracts may continue to make additional purchase payments

Life	Futurity Accumulator II	Delaware Life NY Variable Account D	811-04633	New sales have ceased but owners of outstanding contracts may continue to make additional premiums

Life	Futurity Protector II	Delaware Life NY Variable Account D	811-04633	New sales have ceased but owners of outstanding contracts may continue to make additional premiums

Life	Futurity Survivorship II VUL	Delaware Life NY Variable Account D	811-04633	New sales have ceased but owners of outstanding contracts may continue to make additional premiums

Life	Executive VUL	Delaware Life NY Variable Account D	811-04633	New sales have ceased but owners of outstanding contracts may continue to make additional premiums

Life	Prime VUL	Delaware Life NY Variable Account D	811-04633	New sales have ceased but owners of outstanding contracts may continue to make additional premiums

Life	Prime Survivorship	Delaware Life NY Variable Account D	811-04633	New sales have ceased but owners of outstanding contracts may continue to make additional premiums